CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our report dated November 21, 2014, with respect to the financial statements of Wells Fargo Advantage Special Mid Cap Value Fund (one of the funds collectively referred to as the Wells Fargo Advantage Small to Mid Cap Stock Funds), one of the funds comprising the Wells Fargo Funds Trust, as of September 30, 2014, incorporated herein by reference, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

October 1, 2015